Exhibit 99.1

Date:	March 28, 2011

Contact:	Gary S. Olson
President & CEO
Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

BRIAN T. REGAN APPOINTED TO ESSA BANCORP, INC.’S

BOARD OF DIRECTORS

Stroudsburg, Pennsylvania, March 28, 2011 — ESSA Bancorp Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) announces the appointment of Brian T. Regan to the Boards of Directors of the Company and Bank. The appointment was made effective at a regularly scheduled Board of Directors’ meeting of the Company held on Tuesday, March 22, 2011. “Brian’s education, experience and commitment to community make him a valuable addition to our Board,” said John E. Burrus, Chairman of the Board of Directors of the Company.

Regan is a shareholder with the certified public accounting firm of Regan, Levin, Bloss, Brown & Savachak, P.C (“RLB”). He began his accounting career in the banking profession with MidLantic National Bank. Later, he joined the tax department of the accounting firm of KPMG. Regan now leads the team at RLB firm serving the Eastern Pennsylvania region. “Brian has a great deal of community banking experience. We look forward to him joining our Board,” said Gary S. Olson, President and Chief Executive Officer of the Company.

Regan is a graduate of The University of Scranton with a Bachelor of Science Degree in Accounting. Active in his community, he is a board member for the Northampton County Meals on Wheels, Past President of Estate Planning Council of the Lehigh Valley, Board Member of PICPA Multi-Tax Committee, Executive Committee Member

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

of the Minsi Trails Council 2004 and a member of the AICPA and PICPA. He is also a member of the Bethlehem Rotary Club, Treasurer for the University of Scranton Alumni Society, Lehigh Valley Chapter, and Finance Council at Assumption B.V.M. Church in Bethlehem, Pennsylvania.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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